Mail Stop 3561

April 19, 2006


Via U.S. Mail

Mr. Marshall O. Larsen
Chief Executive Officer
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217


	RE:	Goodrich Corporation
		Form 10-K for the year ended December 31, 2005
		Filed March 22, 2006
		File No. 001-00892

Dear Mr. Larsen:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief

Mr. Marshall O. Larsen
Goodrich Corporation
March 27, 2006
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